Exhibit 4.1

THIRD AMENDMENT TO CREDIT AGREEMENT

This Third Amendment to Credit Agreement (this “Amendment”), dated as of March 31, 2004, is made by and among various financial institutions parties hereto (collectively, the “Lenders”), Bank of America, N.A., as administrative and collateral agent for the Lenders (in its capacity as administrative and collateral agent, the “Agent”), and UNOVA, Inc., a Delaware corporation (the “Parent”), UNOVA Industrial Automation Systems, Inc., a Delaware corporation, Intermec Technologies Corporation, a Washington corporation, R & B Machine Tool Company, a Michigan corporation, UNOVA JSM, Inc., formerly known as J.S. McNamara Company, a Michigan corporation, Intermec IP Corp., a Delaware corporation, and UNOVA IP Corp., a Delaware corporation (the Parent and each such corporation is individually hereinafter referred to as a “Borrower” and the Parent together with all such corporations are hereinafter collectively referred to as the “Borrowers”).

R E C I T A L S:

A.                                   WHEREAS, the Borrowers and M M & E, Inc., a Nevada corporation (collectively, the “Original Borrowers”), the Lenders, the Agent and Heller Financial, Inc., as syndication agent (“Syndication Agent”), for the Lenders executed that certain Credit Agreement dated as of July 12, 2001 (as amended from time to time, the “Credit Agreement”) pursuant to which the Lenders have agreed to make available to the Borrowers a revolving line of credit for loans and letters of credit (collectively, the “Loans”);

B.                                     WHEREAS, the Original Borrowers, the Lenders, the Agent and Syndication Agent executed a First Amendment to Credit Agreement dated as of March 1, 2002 (the “First Amendment”);

C.                                     WHEREAS, the Borrowers, the Lenders and the Agent executed a Second Amendment to Credit Agreement dated as of April 15, 2003 (the “Second Amendment”; the Credit Agreement, as amended by the First Amendment and the Second Amendment, is hereinafter referred to as the “Credit Agreement”); and

D.                                    WHEREAS, the Borrowers have requested that the Lenders and the Agent agree to amend the Credit Agreement again in certain respects and the Lenders and the Agent have agreed to such request in accordance with the terms hereof.

NOW, THEREFORE, in consideration of the premises, and in order to induce the Lenders  and the Agent to amend the Credit Agreement pursuant to the terms hereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.                                       Recitals.  The foregoing Recitals are accurate and are incorporated herein and made a part hereof.

2.                                       Definitions.  Unless otherwise defined herein, all capitalized terms and phrases used in this Amendment shall have the respective meanings ascribed to them in the Credit Agreement.

3.                                       Amendment to Section 7.14.  Section 7.14 of the Credit Agreement entitled “Prepayment” is hereby deleted in its entirety and the following is hereby substituted thereof:

“Prepayment.  Neither the Parent nor any of its domestic Subsidiaries shall voluntarily prepay any Debt, except the Obligations in accordance with the terms of this Agreement, unless (i) no Default or Event of Default then exists or would exist after giving effect to any such payment, (ii) after giving effect to such prepayment, Availability is equal to or greater than $60,000,000, (iii) such prepayment is either (a) a voluntary, permanent prepayment of Debt other than the Debt now or hereafter described in the Indenture or (b) a voluntary prepayment of up to $60,000,000 in the aggregate of the Debt now or hereafter evidenced by and described in the Indenture, and (iv) Agent receives prior to such prepayment (A) a certification from Borrowers, including without limitation a current Borrowing Base Certificate and a calculation of Availability, confirming that Borrowers are in compliance with the provisions of this Section 7.14 and (B) notice from Borrowers notifying Agent that the contemplated prepayment is either (x) a voluntary, permanent prepayment of Debt other than the Debt now or hereafter evidenced by and described in the Indenture or (y) a voluntary, permanent prepayment in the aggregate of not more than $60,000,000 of the Debt now or hereafter evidenced by and described in the Indenture.  Notwithstanding anything to the contrary in the first sentence of this Section 7.14, the proceeds (net of closing costs, fees and expenses and an amount equal to the tax liabilities arising as a result of any gain associated with such sale) of the sale of any Collateral that is subject to a Lien, which is not prohibited by the terms hereof and is prior to the Agent’s Lien, shall be applied first to repaying the Debt evidenced by such Lien.”

4.                                       New Borrower.  Notwithstanding anything to the contrary in the Credit Agreement and provided no Default or Event of Default then exists, Intermec Technologies Corporation is hereby authorized to transfer its manufacturing and research and development assets located in the State of Washington with a net tangible book value of approximately $50,000,000 to a new Subsidiary known as Intermec Technologies Manufacturing, LLC, a limited liability company organized under the laws of the State of Washington, which is either wholly owned by a Borrower or 99% owned by one of the Borrowers and 1% owned by a Subsidiary that is not a Borrower.  Concurrently with such transfer, Intermec Technologies Manufacturing, LLC shall execute a Joinder Agreement in the general form of Exhibit A, attached hereto and made a part hereof, pursuant to which Intermec Technologies Manufacturing, LLC shall assume, on a joint and several basis with all other Borrowers, all of the obligations of the Borrowers under the Credit Agreement and the other Loan Documents.  In addition, Intermec Technologies Manufacturing, LLC and its parent(s) shall execute and deliver to Agent concurrently therewith such other Loan Documents as Agent shall deem necessary and appropriate in Agent’s reasonable discretion to evidence and secure a pledge by its parent(s) of one hundred percent of its ownership interest in Intermec Technologies Manufacturing, LLC and a grant by Intermec Technologies Manufacturing, LLC of a security interest in all of its assets to Agent for the benefit of Lenders.  Upon Intermec Technologies Manufacturing, LLC’s execution of the Joinder Agreement and Agent’s acceptance thereof, Schedule 6.5 of the Credit Agreement shall be deemed to be updated to show Intermec Technologies Manufacturing, LLC as a Borrower.

5.                                       Permitted Acquisition.  Notwithstanding anything to the contrary in the Credit Agreement, any Borrower is hereby authorized to acquire all of the ownership interests in Autoscan Technology Pte Ltd., a Singapore company, for an acquisition price of not more than

$10,000,000 U.S. in the aggregate, provided no Default or Event of Default then exists.  The documentation relating to this acquisition shall be acceptable in all respects to Agent in Agent’s reasonable discretion.  Concurrently with the closing of the acquisition, such Borrower shall pledge to Agent for the benefit of Lenders, on terms and conditions and subject to documentation reasonably acceptable to Agent, sixty five percent of its ownership interest in Autoscan Technology Pte Ltd.  In addition and notwithstanding anything to the contrary in the Credit Agreement, the Agent and the Lenders hereby authorize any Borrower to acquire or create additional foreign or domestic Subsidiaries in connection with stock or asset purchases provided: (i) no Default or Event of Default exists prior to and after the closing of any such acquisition; (ii) the consideration paid for all such acquisitions does not exceed $15,000,000 in the aggregate; (iii) domestic Subsidiaries so acquired will be added as Borrowers to the Credit Agreement pursuant to a Joinder Agreement in the general form of Exhibit A attached hereto and otherwise pursuant to documentation in form and content reasonably acceptable to Agent; (iv) any domestic Subsidiary so acquired shall grant to Agent for the benefit of Lenders a security interest in all of its assets and the applicable Borrower shall pledge all of its ownership interests in such domestic Subsidiary to Agent for the benefit of Lenders pursuant to documentation reasonably acceptable in all respects to Agent; and (v) the applicable Borrower shall pledge sixty five percent of its ownership interest in any foreign Subsidiary so acquired to Agent for the benefit of Lenders on terms and conditions and pursuant to documentation reasonably acceptable to Agent.  Borrowers are hereby authorized and required to update Schedule 6.5 of the Credit Agreement from time to time to reflect the existence of Subsidiaries created or acquired pursuant to the provisions of this paragraph or other applicable provisions of the Credit Agreement.

6.                                       Permitted Recapitalization of Honsberg Lamb Sonderwerkzeugmachinen GmbH.  At the request of Borrowers and notwithstanding anything to the contrary in the Credit Agreement, Agent and the Lenders hereby agree that Parent or one of the other Borrowers may contribute up to $20,000,000 U.S. in cash as additional equity into Honsberg Lamb Sonderwerkzeugmachinen GmbH (“Honsberg”).  The Borrowers agree that Honsberg will use, and Borrowers will cause Honsberg to use, the full amount of the additional equity to pay down existing intercompany loans owed to Honsberg from foreign Affiliates of Borrowers.  Furthermore, Borrowers covenant that Borrowers will cause the foreign Affiliates to use the proceeds from the repayment of the referenced loans to pay down intercompany payables owed by such foreign Affiliates to one or more of the Borrowers in the full amount of the equity contributed to Honsberg.  Borrowers covenant and agree that the series of transactions described in this Paragraph 6 will be completed no later than 30 days from the date that any additional equity is first infused into Honsberg.  Concurrently with the completion of each stage of the referenced series of transactions, Borrowers shall provide Agent for the benefit of Lenders with (i) written evidence reasonably acceptable to Agent that such stage has been completed as permitted hereunder and (ii) following completion of the last stage of the series of transactions, written evidence reasonably acceptable to Agent that the transactions were completed within the time period set forth above and that accounts payable that the foreign Affiliates owed to Borrowers have been permanently reduced by the full amount of the equity infused into Honsberg.

7.                                       Amendment to Sections 6.5 and 7.28 and Intermec International Inc.  The words “and Intermec International Inc., a Washington corporation” are hereby added after the words “Except for Factory Power” in the second sentence of Section 6.5 of the Credit Agreement;  the word “tangible” is hereby inserted in Section 7.28 of the Credit Agreement after the word “net” and before the word “tangible” to correct a scrivener’s error.  At the request of Borrowers and notwithstanding anything to the contrary in the Credit Agreement, Intermec International Inc., a Washington corporation and a wholly-owned subsidiary of Parent, shall not be required to become an additional Borrower under the Credit Agreement unless and until its assets at any time measured at net tangible book value exceed $10,000,000.  The foregoing agreement on the part of the Lenders shall not be deemed to limit or restrict the provisions of Sections 6.5 or 7.28, as modified hereinabove, of the Credit Agreement with respect to any other Subsidiary (other than Factory Power).

8.                                       Permitted Stock Contribution and Related Transactions.  At Borrower’s request and notwithstanding anything to the contrary in the Credit Agreement, the Agent and the Lenders hereby agree that UNOVA UK Limited may contribute the stock of Cincinnati Machine UK Holdings Limited, its wholly-owned subsidiary, to Cincinnati Machine Holdings UK Limited, provided Cincinnati Machine UK Holdings Limited is then liquidated or merged into Cincinnati Machine Holdings UK Limited.  In addition, Intermec International Inc. is hereby authorized to permit or consummate a transaction in which the stock or assets of Intermec Holdings B.V., Intermec Printer AB or Intermec Technologies AB are merged up and into Intermec International Inc. or another Subsidiary of Intermec International Inc., at the discretion of Intermec International Inc., through liquidation or merger and on terms and subject to documentation reasonably acceptable to Agent.

9.                                       Amendment to Section 7.18.  Section 7.18 of the Credit Agreement entitled “Liens” is hereby deleted in its entirety and the following is hereby substituted thereof:

“Liens.  Neither the Parent nor any of the other Borrowers shall create, incur, assume, or permit to exist any Lien on any property now owned or hereafter acquired by any of them, except (a) Permitted Liens, provided that the amount of cash and cash equivalents subject to Liens to third parties on the Closing Date relating to Liens identified in clause (i) of the definition of “Permitted Liens” shall not exceed in the aggregate $10,000,000 and the amount thereof after the Closing Date shall not at any time exceed $20,000,000 in the aggregate and the obligations secured by such Liens shall be deemed either to be permitted Debt of the Borrowers listed on Schedule 6.9 hereof or permitted Guaranties under Section 7.13 hereof, (b) Liens, if any, in effect as of the Closing Date and described in Schedule 6.9 securing Debt described in Schedule 6.9 and any permitted refinancings, renewals or extensions of such Debt, (c) Liens securing Capital Leases and purchase money Debt permitted in Section 7.13, (d) other Liens securing liabilities in an aggregate amount not to exceed $5,000,000 at any time, and (e) Liens on property acquired by Borrowers that is subject to such Liens at the time of acquisition, provided the Debt secured by such Liens constitutes Permitted Debt or such Liens are otherwise permitted under Section 7.18(c) or 7.18(d).”

10.                                 Subsidiary Name Change.  Agent and the Lenders hereby acknowledge that Borrowers have advised them that Intermec Technologies S.A. has changed its name to Intermec Technologies S.A.S. and Intermec Scanner Technologies Center S.A. has changed its name to Intermec Scanner Technologies Center S.A.S.  To the extent that Agent is holding a pledge or is entitled to receive a pledge of any portion of the stock or other ownership interest of either or both of these two entities, at Agent’s request and at Borrowers’ expense, Borrowers will provide Agent with appropriate documents or amendments to the pledges reflecting these name changes.

11.                                 Acknowledgment of the Borrowers.  Each Borrower hereby acknowledges and agrees that:  (a) such Borrower has no defense, offset or counterclaim with respect to the payment of any sum owed to the Lenders or the Agent under the Loan Documents, or with respect to the performance or observance of any warranty or covenant contained in the Credit Agreement or any of the other Loan Documents; and (b) the Lenders and the Agent have performed all obligations and duties owed to such Borrower through the date hereof.

12.                                 Representations and Warranties of the Borrowers.  To induce the Lenders and the Agent to amend the Credit Agreement, each Borrower represents and warrants to the Lenders and the Agent that:

(a)                                  Compliance with Credit Agreement.  On the date hereof, such Borrower is in compliance with all of the terms and provisions set forth in the Credit Agreement (as modified by this Amendment) and no Default or Event of Default has occurred and is continuing;

(b)                                 Representations and Warranties.  On the date hereof after giving effect to this Amendment, the representations and warranties set forth in Article 6 of the Credit Agreement are true and correct with the same effect as though such representations and warranties had been made on the date hereof, except to the extent that such representations and warranties expressly relate to an earlier date;

(c)                                  Corporate Authority.  Such Borrower has full power and authority to consummate this Amendment.  No consent or approval of stockholders or of any public authority or regulatory body which has not been obtained is required as a condition to the validity or enforceability of this Amendment;

(d)                                 Amendment as Binding Agreement.  This Amendment and the Credit Agreement (as modified by this Amendment) constitute the valid and legally binding obligations of such Borrower fully enforceable against each Borrower in accordance with their respective terms (subject to the effects of bankruptcy, insolvency, reorganization, moratoriums or other similar laws affecting the rights and remedies of creditors generally); and

(e)                                  No Conflicting Agreements.  The execution and performance by such Borrower of this Amendment, and the borrowing by the Borrowers under the Credit Agreement (as modified by this Amendment), will not (i) to the best knowledge of such Borrower, violate any provision of law, any order of any court or other agency of government, or the Articles of Incorporation or Bylaws of such Borrower; or (ii) violate any material indenture, contract, agreement or other instrument to which such Borrower is a party, or by which any of its property is bound, or be in conflict with, result in a breach of or constitute (with due notice and or lapse of time) a default under, any such indenture, contract, agreement or other instrument; or (iii) result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the property or assets of such Borrower, other than in favor of the Lenders and the Agent.

(f)                                    The Term Loans have been repaid in full, all obligations owed by the Borrowers to the Term Debt Lender have been repaid in full other than contingent obligations which survive such repayment and the terms of the documents governing the Term Loans and as the date hereof all Term Debt Lender’s Liens have been fully and finally released and extinguished other than terminations, filings and recordings that have been submitted to appropriate authorities and are currently still being processed in connection therewith.

13.                                 Effectiveness of this Amendment. The amendments set forth above shall become effective as of the date of this Amendment only upon the satisfaction of the following conditions precedent:

Receipt of Documents.  The Agent shall have received all of the following, each (in the case of documents) duly executed and dated the date of execution hereof, in form and substance satisfactory to the Agent:

(i)                                     this Amendment duly executed by the Agent, the Borrowers and Required Lenders;

(ii)                                  an opinion of the Borrowers’ general counsel or outside counsel, or a combination of both, in form and substance acceptable to the Agent;

(iii)                               true, complete and accurate copies, duly certified by an officer of the appropriate Borrower, of all documents evidencing any necessary corporate action, resolutions, consents and governmental approvals, if any, required for the execution, delivery and performance of this Amendment and any related document, instrument or agreement executed or delivered in connection therewith by such Borrower; and

(iv)                              such other instruments, documents, waivers and consents as the Lenders may reasonably request prior to the execution by the Lenders of this Amendment.

14.                                 Effect on Credit Agreement.  Except as specifically amended hereby, the terms and provisions of the Credit Agreement and the other Loan Documents are in all other respects ratified and confirmed and remain in full force and effect.  No reference to this Amendment need be made in any notice, writing or other communication relating to the Credit Agreement and the other Loan Documents, any such reference to the Credit Agreement and the other Loan Documents to be deemed a reference thereto as respectively amended by this Amendment.  All references to the Credit Agreement and the other Loan Documents in any document, instrument or agreement executed in connection with the Credit Agreement and the other Loan Documents shall be deemed to refer to the Credit Agreement and the other Loan Documents as respectively amended hereby.

15.                                 Fees and Expenses.  The Borrowers hereby agree to pay all reasonable out-of-pocket expenses incurred by the Agent in connection with the preparation, negotiation and consummation of this Amendment, and all other documents related hereto, including, without limitation, the reasonable fees and expenses of the Lenders’ counsel.

16.                                 Successors.  This Amendment shall be binding upon and inure to the benefit of the Borrowers, the Lenders, the Agent and their respective successors and assigns.

17.                                 Governing Law.  This Amendment shall be construed in accordance with and governed by the laws of the State of New York, without regard to the conflict of laws principles thereof.

18.                                 Counterparts.  This Amendment may be executed in the original or by telecopy in any number of counterparts, each of which shall be deemed original and all of which taken together shall constitute one and the same Amendment.

(SIGNATURE PAGES FOLLOW)

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

BORROWERS:

UNOVA, INC., a Delaware corporation

By:	/s/ Kenneth L. Cohen
Name:	Kenneth L. Cohen
Title:	Vice President and Treasurer

UNOVA INDUSTRIAL AUTOMATION SYSTEMS, INC., a Delaware corporation

By:	/s/ Kenneth L. Cohen
Name:	Kenneth L. Cohen
Title:	Vice President and Treasurer

INTERMEC TECHNOLOGIES CORPORATION, a Washington corporation

By:	/s/ Kenneth L. Cohen
Name:	Kenneth L. Cohen
Title:	Vice President and Treasurer

R & B MACHINE TOOL COMPANY, a Michigan corporation

By:	/s/ Kenneth L. Cohen
Name:	Kenneth L. Cohen
Title:	Vice President and Treasurer

UNOVA JSM, Inc., formerly known as J.S. MCNAMARA COMPANY, a Michigan corporation

By:	/s/ Kenneth L. Cohen
Name:	Kenneth L. Cohen
Title:	Vice President and Treasurer

INTERMEC IP CORP., a Delaware corporation

By:	/s/ Kenneth L. Cohen
Name:	Kenneth L. Cohen
Title:	Vice President and Treasurer

UNOVA IP CORP., a Delaware corporation

By:	/s/ Kenneth L. Cohen
Name:	Kenneth L. Cohen
Title:	Vice President and Treasurer

AGENT:

BANK OF AMERICA, N.A.

By:	/s/ Scott S. Ward
Name:	Scott S. Ward
Title:	V.P

LENDERS:

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Scott S. Ward
Name:	Scott S. Ward
Title:	V.P

HELLER FINANCIAL, INC.

By:	/s/ Howard Bailey
Name:	Howard Bailey
Title:	Duly Authorized Signatory

THE CIT GROUP/BUSINESS CREDIT, INC.

By:	/s/ Donald Caskey
Name:	Donald Caskey
Title:	V.P.

CONGRESS FINANCIAL CORPORATION (WESTERN)

By:	/s/ Paul Truax
Name:	Paul Truax
Title:	Vice President

GMAC COMMERCIAL FINANCE LLC Successor to GMAC Business Credit, LLC

By:	/s/ Michael O’Connor
Name:	Michael O’Connor
Title:	Vice President

EXHIBIT A

JOINDER AGREEMENT

This Joinder Agreement (the “Joinder”) is made as of the               day of                      , 200   by and between the undersigned                                , a                                    (“Subsidiary”) and a subsidiary of                               , a                        corporation, and Bank of America, N.A., a national banking association, as agent (“Agent”) for itself and for various other lenders (collectively, the “Lenders”) to the Credit Agreement (as hereinafter defined).  All capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed thereto in the Credit Agreement.

WHEREAS, UNOVA, Inc., a Delaware corporation (the “Parent”), UNOVA Industrial Automation Systems, Inc., a Delaware corporation, Intermec Technologies Corporation, a Washington corporation, R & B Machine Tool Company, a Michigan corporation, J.S. McNamara Company, a Michigan corporation,  Intermec IP Corp., a Delaware corporation, and UNOVA IP Corp., a Delaware corporation (the Parent and each such corporation is individually hereinafter referred to as a “Borrower” and the Parent together with such corporations and with any other entities that have assumed all of the liabilities and obligations of such corporations under the Credit Agreement are hereinafter collectively referred to as, the “Borrowers”) and M M & E, Inc., a Nevada corporation, the Lenders, Agent and Heller Financial, Inc., as syndication agent, for the Lenders executed that certain Credit Agreement dated as of July 12, 2001 (as amended from time to time, the “Credit Agreement”) pursuant to which the Lenders have agreed to make available to the Borrowers a revolving line of credit for loans and letters of credit (collectively, the “Loans”);

WHEREAS, Subsidiary has been created or acquired by the Parent or one of the other Borrowers and wishes to request and receive Loans under the Credit Agreement as set forth therein and, as a result of the foregoing and pursuant to the definition of “Borrowers” in the Credit Agreement, Subsidiary is either required or has requested to become a Borrower and a joint and several co-obligor with the Borrowers under the Credit Agreement and the other Loan Documents; and

WHEREAS, Subsidiary has agreed to execute this Joinder and to become a Borrower under the Credit Agreement.

NOW, THEREFORE, for and in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.                                       Joinder in Credit Agreement.  Subsidiary hereby assumes, and agrees to perform, for the benefit of Lenders, all of the Obligations of a Borrower under the Credit Agreement and the other Loan Documents, as direct and primary obligations of Subsidiary (including any such Obligations that may have accrued prior to the date hereof or that are outstanding as of the date hereof), including, without limitation, its Obligations with respect to the Loans, and Subsidiary agrees that it shall comply with and be fully bound by the terms of the Credit Agreement and the other Loan Documents as if it had been a signatory thereto as of the original date thereof;

provided that the representations and warranties made by Subsidiary thereunder shall be deemed true and correct only as of and after the date of this Joinder. As a Borrower under the Credit Agreement, Subsidiary shall execute all Notes, if any, required by Agent for the benefit of Lenders for any Loans made, assumed or to be made, from time to time, by Lenders to such Subsidiary, and Subsidiary agrees to pay all Obligations owing by it to Lenders, including all payments of principal, interest and other charges due from time to time with respect to the Loans made, assumed or available to such Subsidiary. Upon acceptance of this Joinder by Agent on behalf of the Lenders, Subsidiary shall be entitled to all of the benefits of a Borrower under the Credit Agreement and the other Loan Documents.

2.                                       Unconditional Joinder.  Subsidiary acknowledges that such Subsidiary’s Obligations as a party to this Joinder are unconditional and are not subject to the execution of one or more Joinders by other subsidiaries of Parent or the other Borrower’s or any other parties.

3.                                       Grant of a Security Interest.  Subsidiary shall concurrently herewith or, as soon hereafter as Agent shall agree, grant a security interest to Agent, for the benefit of Agent and the Lenders, in all of its property and assets, pursuant to such documentation as Agent and its counsel shall reasonably deem necessary or appropriate to perfect in favor of Agent, for the benefit of Agent and Lenders, a first priority security interest in all such property or assets, except for such Permitted Liens as Agent shall approve in its reasonable discretion.

4.                                       Reliance.  Agent and Lenders shall be entitled to rely on this Joinder as evidence that Subsidiary has joined as a Borrower under the Credit Agreement and the other Loan Documents and is fully obligated thereunder as a Borrower.

5.                                       Incorporation by Reference.  All terms and conditions of the Credit Agreement, the other Loan Documents, including, but not limited to, all representations, warranties, covenants, indemnities, guaranties and other obligations of Borrowers, waivers and choice of law provisions thereunder are hereby incorporated by reference in this Joinder as if set forth herein in full.

6.                                       Schedule 6.5  Upon the execution of the Joinder, Schedule 6.5 of the Credit Agreement shall automatically be deemed updated to include Subsidiary.

7.                                       Counterparts.  This Joinder may be executed in the original or by telecopy in any number of counterparts, each of which shall be deemed original and all of which taken together shall constitute one and the same Joinder.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Joinder Agreement as of the date set forth above.

SUBSIDIARY:

, a

By:
Name:
Title:

AGENT:

BANK OF AMERICA, N.A., as Agent as aforesaid

By:
Name:
Title: